EXHIBIT 5.1

                [LETTERHEAD OF PRYOR CASHMAN SHERMAN & FLYNN LLP]

                                                              October 20, 2003

Military Resale Group, Inc.
2180 Executive Circle
Colorado Springs, Colorado 80906


                  Re: DISTRIBUTION OF UP TO 1,500,000 SHARES OF COMMON STOCK OF MILITARY RESALE GROUP, INC. PURSUANT TO A CONSULTING AGREEMENT

Ladies and Gentlemen:

         We have acted as legal counsel for Military Resale Group, Inc., a New York corporation (the "Company"), in connection with the offer of a total of up to 1,500,000 shares (the "Shares") of the Company's common stock, $0.0001 par value per share (the "Common Stock"), issuable pursuant to a Consulting Agreement dated as of September 25, 2003 by and between the Company and Glendale Corp., a consultant of the Company (the "Consulting Agreement"). We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purposes of giving the opinion hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction, of the following:

               (i) the Restated Certificate of Incorporation of the Company as filed with the Secretary of State of New York on December 18, 2001, as amended;

               (ii) the  Amended  and  Restated  Bylaws  of  the  Company  dated
                    November 15, 2001;

               (iii)the  Company's  Registration  Statement on Form S-8 covering the Shares ("Registration Statement");

               (iv) the Consulting Agreement;

               (v) the certification of the President of the Consultant dated September 25, 2003; and

               (vi) such other documents,  corporate  records,  certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion. Military Resale Group, Inc. October 2, 2003 Page 2


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Military Resale Group, Inc.
October 20, 2003
Page 2

         We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

         Based  upon  the   foregoing,   and   having   regard  for  such  legal
considerations as we deem relevant, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and when issued and sold in accordance with the Consulting Agreement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Pryor Cashman Sherman & Flynn LLP